Exhibit 99.1

 BPZ Energy Announces Withdrawal of Senior Secured Notes Offering

HOUSTON, TX ‒ October 16, 2014 ‒ BPZ Resources, Inc., (NYSE: BPZ) (BVL: BPZ), (“BPZ” or the “Company”), today announced that it has withdrawn its previously announced private placement offer of $150 million in senior secured notes due 2019 due to adverse market conditions.

President and CEO Manolo Zuniga commented, “The current market conditions have led us to conclude that our offering of the senior secured notes is not in the best interests of the Company at this time. We continue to monitor market conditions, as well as review other options which would provide capital for the Company. A cash position of approximately $79 million at the end of third quarter 2014 and continued production and cash flow growth this year gives us confidence that we will obtain necessary financing in a timely manner.”

ABOUT BPZ ENERGY

BPZ Energy, which trades as BPZ Resources, Inc. under ticker symbol BPZ on the New York Stock Exchange and the Bolsa de Valores in Lima, is an independent oil and gas exploration and production company with license contracts covering 1.9 million net acres in four blocks located in northwest Peru. Current operations in these blocks range from early-stage exploration to production. The Company holds a 51% working interest in offshore Block Z-1, where development drilling is currently underway at the Corvina and Albacora fields. Onshore the Company holds 100% working interests in three blocks. In southwest Ecuador, the Company owns a non-operating net profits interest in a producing property. Please visit www.bpzenergy.com for more information.

FORWARD LOOKING STATEMENT

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry. You can identify these forward-looking statements when you see us using words such as "anticipates," "intends," "will," "expects," and other similar expressions. These forward-looking statements involve risks and uncertainties.

Our actual results could differ materially from those anticipated in these forward looking statements. Such uncertainties include the anticipated use of the proceeds from the offering, the success of our project financing efforts, accuracy of well test results, results of seismic testing, well refurbishment efforts, successful production of indicated reserves, receipt of all required permits, the successful management of our capital expenditures, and other normal business risks. We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

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Investor and Media Contact:

A. Pierre Dubois

Director, Investor Relations & Corporate Communications

BPZ Energy

1-281-752-1240

pierre_dubois@bpzenergy.com